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        UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                   WASHINGTON, D. C.  20549

                       ----------------


                          FORM 8-K
                       CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of Report (Date of earliest event reported)  June 7, 1999




                   SOUTHERN UNION COMPANY
      (Exact name of registrant as specified in its charter)



       Delaware                1-6407             75-0571592
(State or other juris-      (Commission        (I.R.S. Employer
diction of incorpora-       File Number)      Identification No.)
tion or organization)


      504 Lavaca Street, Eighth Floor                78701
              Austin, Texas                        (Zip Code)
 (Address of principal executive offices)



       Registrant's telephone number, including area code:
                       (512)  477-5852





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ITEM 5.  OTHER EVENTS

On June 7, 1999 Southern Union Company (the "Company") and Pennsylvania Enterprises, Inc. (NYSE: PNT) announced that they have entered into a definitive merger agreement. The agreement calls for Southern Union Company to acquire Pennsylvania Enter-prises, Inc. in a transaction valued at approximately $500 million, including assumption of debt. For each share of PNT common stock, PNT shareholders will receive shares of Company common stock valued at $32 per PNT share plus cash of $3 per PNT share, subject to adjustments at closing as described in the agreement. Based on the Company's closing price of $21.6250 on June 4, 1999, the last trading day prior to announcement of the merger, approximately 16.0 million shares (an exchange ratio of 1.47977) of Company common stock would be issued to PNT share-holders at closing, based on PNT shares outstanding on May 28, 1999. The actual number of shares to be issued will be deter-mined at closing based on a trading price average for the Com-pany's common stock prior to closing. At least approximately
15.3 million shares (an exchange ratio of 1.40930) but not more than approximately 17.8 million shares (an exchange ratio of 1.64419) would be issued, based on PNT shares outstanding on May 28, 1999.

The agreement of merger is included herein as an exhibit to this Form 8-K. All descriptions to the terms thereof are qualified by reference thereto.

ITEM 7.  EXHIBITS

   2     Agreement of Merger between Southern Union Company and
         Pennsylvania Enterprises, Inc. dated as of June 7, 1999.

  20 Southern Union Company press release dated June 7, 1999 announcing its proposal to merge with Pennsylvania
         Enterprises, Inc.


                        SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  SOUTHERN UNION COMPANY
                                  ----------------------
                                      (Registrant)

Date   June 15, 1999              By RONALD J. ENDRES
     -----------------               ----------------------------
                                     Ronald J. Endres
                                     Executive Vice President and
                                       Chief Financial Officer


Date   June 15, 1999              By DAVID J. KVAPIL
     -----------------               ----------------------------
                                     David J. Kvapil
                                     Senior Vice President and
                                       Corporate Controller
                                       (Principal Accounting
                                       Officer)